AMENDED & RESTATED
CERTIFICATE OF INCORPORATION

OF

CHINA UNITED INSURANCE SERVICE, INC.

It is hereby certified that:

1.    The name of the corporation (hereinafter called the "Corporation") is China United Insurance Service, Inc.

2.    The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on June 4, 2010.

3.    This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4.    The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of this corporation (the "Corporation") is: China United Insurance Service, Inc.

ARTICLE II
ADDRESS OF REGISTERED OFFICE;

NAME OF REGISTERED AGENT

The address of the Corporation's registered office in the State of Delaware is 1220 N. Market Street Suite 806, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation's registered agent at such address is Registered Agents Legal Services, LLC.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the "DGCL").

ARTICLE IV
CAPITAL STOCK

Section 1.   Authorized Shares. The aggregate number of shares that the Corporation is authorized to issue is 110,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, $0.00001 par value, per share (the “Common Stock”) and 10,000,000 shares are preferred stock, $0.00001 par value, per share (the “Preferred Stock”). The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.

Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the "Effective Time"), 1 million shares of the Corporation's Common Stock, $0.00001 par value per share, issued, outstanding immediately prior to the Effective Time (the "Reclassified Common Stock") that is then held of record by Mr. Yi-Hsiao Mao (the "Founder") as set forth in the resolution duly adopted by the Board of Directors on July 2, 2012 will automatically be reclassified into one share of Series A Preferred Stock. Each certificate that theretofore represented shares of Reclassified Common Stock shall thereafter represent such number of shares of Series A Preferred Stock, into which the shares of Reclassified Common Stock represented by such certificate have been reclassified.

Section 2.   Common Stock and Series A Preferred Stock. The Common Stock and the Series A Preferred Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a)     Voting Rights.

(i)          Except as otherwise provided herein or by applicable law, the holders of Common Stock and Series A Preferred Stock shall at all times vote together as a single class on all matters (including election of directors) submitted to a vote of the stockholders of the Corporation.

(ii)         Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation.

(iii)        Each holder of Series A Preferred Stock shall be entitled to ten votes for each share of Series A Preferred Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation.

(b)          Dividends and Distributions. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any other series of Preferred Stock outstanding at any time, the holders of Common Stock and the holders of Series A Preferred Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock and Series A Preferred Stock out of assets or funds of the Corporation legally available therefor.

(c)          Liquidation, etc. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any other series of Preferred Stock outstanding at any time, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Common Stock and the holders of Series A Preferred Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock and Series A Preferred Stock.

(d)          Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock, the outstanding shares of the Series A Preferred Stock will be subdivided or combined in the same manner.

(e)          Equal Status. Except as expressly provided in this Article IV, shares of Common Stock and Series A Preferred Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Common Stock and the holders of the Series A Preferred Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Common Stock and Series A Preferred Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of the Common Stock or the holders of the Series A Preferred Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights. Any consideration to be paid to or received by holders of Common Stock or holders of Series A Preferred Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, shall not be considered to be "consideration received per share" for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.

(f)          Conversion.

(i) Each share of Series A Preferred Stock shall be convertible into one fully paid and non-assessable share of Common Stock at the option of the holder thereof at any time, and from time to time, upon written notice to the transfer agent of the Corporation.

(ii) The Board of Directors, or any duly authorized committee thereof, may, from time to time, establish such policies and procedures relating to the conversion of a share or shares of Series A Preferred Stock into a share or shares of Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request or require that holders of a share or shares of Series A Preferred Stock furnish affidavits or other proof to the Corporation as it may deem necessary or advisable to verify the ownership of such share or shares of Series A Preferred Stock.

(iii) In the event of a conversion of a share or shares of Series A Preferred Stock into a share or shares of Common Stock pursuant to this Section 2, such conversion shall be deemed to have been made in the event of a conversion pursuant to Section 2(f)(i) of this Article IV, at the close of business on the business day on which written notice of such conversion is received by the transfer agent of the Corporation. Upon any conversion of a share or shares of Series A Preferred Stock to a share or shares of Common Stock, all rights of the holder of a share or shares of Series A Preferred Stock shall cease and such Person shall be treated for all purposes as having become the registered holder of such share or shares of Common Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided in this Section 2 shall be retired and may not be reissued.

(g)   Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock.

(h)   Limitation on Future Issuance. Except as otherwise provided in or contemplated by Sections 2(b), 2(d) or 2(e) of this Article IV, the Corporation shall not issue additional shares of Series A Preferred Stock after the Effective Time.

(i)    Transfer. Any and all shares of Series A Preferred Stock may be transferred to a third party (the “Transferee”) at the sole discretion of the holder of such Series A Preferred Stock at any time, provided however that the Transferee shall be subject to the same restrictions attached to such Series A Preferred Stock immediately prior to the transfer.

Section 3.   Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of a share or shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the DGCL setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to the Preferred Stock and any series shall include, but not be limited to, determination of the following:

(a)          the number of shares constituting any series and the distinctive designation of that series;

(b)          the dividend rate on the shares of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)          whether any series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d)          whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e)          whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)          whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)          the rights of the shares of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)          any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

ARTICLE V
BOARD OF DIRECTORS

Section 1.   Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.   Number of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, (a) the total number of directors constituting the entire Board of Directors shall consist of not less than three nor more than fifteen members, with the precise number of directors to be determined from time to time exclusively by a vote of a majority of the entire Board of Directors, and (b) if the number of directors is changed, any increase or decrease shall be apportioned among such classes of directors in such manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 3.   Series A Director. Notwithstanding anything to the contrary of this Certificate of Incorporation or Bylaws of the Corporation, the holders of the Series A Preferred Stock shall be entitled to appoint one director (the “Series A Director”) and no Board resolution regarding the following issues shall be made without the affirmative vote of the Series A Director:

(a)          any alteration of the rights, powers, preferences or restrictions for the Series A Preferred Stock or any series thereof, or the creation or authorization (by reclassification or otherwise) of any new class or series of equity securities of the Corporation having rights, powers, privileges, preferences or restrictions senior to or on a parity with any series of Series A Preferred Stock;

(b)          the merger, amalgamation or consolidation of the Corporation;

(c)          any increase or decrease in the authorized number of Series A Preferred Stock or any series thereof, or any increase or decrease in the authorized share capital;

(d)          the execution of any filing for any bankruptcy, voluntary dissolution, winding-up, liquidation, recapitalization, reorganization, split-off, or spin-off;

(e)          the sale or lease of, creation of any mortgage, charge, pledge, lien or other encumbrance (other than those created by operation of law) with respect to, or other disposition of any material assets of the Corporation;

(f)          the incurrence of any indebtedness or assumption of any financial obligation or the issue, assumption, guarantee or creation of any liability for borrowed money, the collective aggregate amount of which during any calendar year for the Corporation is in excess of US$500,000;

(g)          the incurrence of any expenditure, or purchase of tangible or intangible assets, in the collective aggregate for the Corporation in excess of US$500,000 or in excess of US$1,000,000 over any twelve month period;

(h)          the entering of any material agreement or contract for the purpose of merger and acquisition with any person or entity;

(i)          the entering of any agreement or transaction (or any series of related transactions) with any of the affiliates, shareholders, members, directors or employees of the Corporation;

(j)          the increase or decrease of the size of the Board of Directors or any committee thereof;

(k)          the hiring, firing or dismissal of the chief executive officer, chief operating officer, chief financial officer or other key employee of the Corporation;

(l)          the subscription or purchase of any shares, registered capital or other equity securities in any company or entity;

(m)          the appointment and removal of any director(s) designated by the Corporation to the board of any entity invested by the Corporation or its affiliates.

(n)          the amendment, alteration, waiver or repeal of any provision of the Bylaws, this Certificate of Incorporation or constitutional documents of the Corporation; or

(o)          the agreement or commitment to any of the foregoing.

Section 4.   Removal of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected by the holders of such series and except as otherwise required by applicable law, the term of directors shall be three years. Any or all of the directors of the Corporation may be removed from office without cause but shall require the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5.  Vacancies. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors (and not by the stockholders), acting by majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are elected and qualified.

Section 6.  Bylaws. The Board of Directors shall have the power to adopt, amend, alter, change or repeal any and all Bylaws of the Corporation. In addition, subject to quorum requirement set forth in the Bylaws of the Corporation, the stockholders of the Corporation may adopt, amend, alter, change or repeal any and all Bylaws of the Corporation by the affirmative vote of the holders of at least 2/3 of the voting power of the Corporation's then outstanding capital stock present in person and/or proxy, voting together as a single class (notwithstanding the fact that a lesser percentage may be specified by applicable law).

Section 7. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

Section 8. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Company may require.

ARTICLE VI
STOCKHOLDERS

Section 1. Actions by Consent. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by any written consent in lieu of a meeting by such stockholders.

Section 2. Special Meetings of Stockholders. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, (ii) the Secretary upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or (iii) at least twenty percent of the voting power of the Corporation’s then outstanding capital stock entitled to vote, voting together as a single class..

ARTICLE VII
DIRECTOR LIABILITY

A director of the Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability is not permitted under the DGCL as the same exists or may hereafter be amended.

Any amendment, repeal or modification of the foregoing provisions of this Article VII, or the adoption of any provision in an amended or restated Certificate of Incorporation inconsistent with this Article VII, by the stockholders of the Corporation shall not apply to, or adversely affect, any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII
INDEMNIFICATION

Section 1. Right of Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VIII, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 2. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

Section 3. Claims. If a claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this Article VIII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article VIII and applicable law.

Section 4. Non-exclusivity of Rights. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article VIII after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

Section 6. Other Indemnification and Advancement of Expenses. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX
SECTION 203

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE X
AMENDMENT

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders and/or directors herein are granted subject to this reservation. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) sixty-six and 2/3rds percent of the Directors present in person and/or proxy at such Board meeting, and (b) 2/3 of the voting power of the Corporation's then outstanding capital stock present in person and/or proxy at such stockholders meeting, voting together as a single class (notwithstanding the fact that a lesser percentage may be specified by applicable law), subject to the quorum requirement set forth in Bylaws of the Corporation. Any vote of stockholders required by this Article X shall be in addition to any other vote that may be required by applicable law, the Bylaws of the Corporation or any agreement with a national securities exchange or otherwise.

IN WITNESS WHEREOF, the undersigned does hereby make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this

Dated: July 2, 2012	By:	/s/ Yi-Hsiao Mao
Yi-Hsiao Mao
Director